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                                  EXHIBIT 3(i)

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              @ ENTERTAINMENT, INC.

         @ Entertainment, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         The name of the corporation is @ Entertainment, Inc. and the name under which the corporation was originally incorporated is Polstar Holdings, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was May 27, 1997.

         The Certificate of Incorporation is hereby amended and restated to read as follows:


         FIRST:   The name of the Corporation is:

                                UPC POLSKA, INC.


         SECOND: The registered office of the Corporation in the State of Delaware is located at 30 Old Rudnick Lane, Suite 100, Dover, County of Kent. The name of its registered agent in the State of Delaware at such address is Lexis Document Services, Inc.


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         THIRD: The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as from time to time in effect.

         FOURTH: The total authorized capital stock of the Corporation shall be 1,000 shares of Common Stock, par value $0.01 per share.

         FIFTH: The business of the Corporation shall be managed under the direction of the Board of Directors except as otherwise provided by law. The number of Directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the By-Laws. Election of Directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

         SIXTH: The Board of Directors may make, alter or repeal the By-Laws of the Corporation except as otherwise provided in the By-Laws.

         SEVENTH: The Directors of the Corporation shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the General Corporation Law of the State of Delaware as from time to time in effect.

         1. A Director of the Corporation shall under no circumstances have any personal liability to




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the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director except for those breaches and acts or omissions with respect to which the General Corporation Law of the State of Delaware, as from time to time amended, expressly provides that this provision shall not eliminate or limit such personal liability of Directors. Neither the modification or repeal of this paragraph 1 of Article SEVENTH nor any amendment to said General Corporation Law that does not have retroactive application shall limit the right of Directors hereunder to exculpation from personal liability for any act or omission occurring prior to such amendment, modification or repeal.

         2. The Corporation shall indemnify each Director and Officer of the Corporation to the fullest extent permitted by applicable law, except as may be otherwise provided in the Corporation's By-Laws, and in furtherance hereof the Board of Directors is expressly authorized to amend the Corporation's By-Laws from time to time to give full effect hereto, notwithstanding possible interest of the Directors in the action being taken. Neither the modification or repeal of this paragraph 2 of paragraph 2 of Article SEVENTH nor any amendment to the General Corporation Law of the State of Delaware that does not have retroactive application shall limit the right of Directors and Officers to indemnification hereunder with respect to any act or omission occurring prior to such modification, amendment

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or repeal.

         EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.





















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         This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and the written consent of the stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and written notice of the adoption of this Amended and Restated Certificate of Incorporation has been given as provided by Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.


         This Amended and Restated Certificate of Incorporation shall be effective upon filing.

         IN WITNESS WHEREOF, @ Entertainment, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Dorothy Hansberry, its Vice-President and General Counsel, this 11th day of December, 2000.


                                            ------------------------------------

                                            /s/  DOROTHY HANSBERRY
                                            ------------------------------------
                                            Dorothy Hansberry
                                            Vice-President and General Counsel